EXHIBIT 10.8

FIRST BANK OF BEVERLY HILLS, F.S.B.

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

January 1, 2004

Mr. Craig Kolasinski

Re: Stay Bonus

Dear Craig:

The purpose of this letter agreement is to document the terms and conditions under which you may receive a stay bonus, as follows:

1. If you are in “Continuous Service” (as defined below) from the date of this letter agreement through and including January 1, 2007, First Bank of Beverly Hills, F.S.B. (the “Bank”) shall pay you a stay bonus in cash in the amount of $300,000 (the “First Stay Bonus”) on such date. If you are in Continuous Service from the date of this letter agreement through and including January 1, 2008, the Bank shall pay you an additional stay bonus in cash in the amount of $150,000 (the “Second Stay Bonus”) on such date. If there is a “Change in Control” (as defined below), and you are in Continuous Service through the end of the nine month period following the occurrence of such Change in Control, (a) if the end of such nine month period falls before January 1, 2007, the Bank shall accelerate payment of the First Stay Bonus and the Second Stay Bonus to the end of such nine month period, and (b) if the end of such nine month period falls on or after January 1, 2007 but before January 1, 2008, the Bank shall accelerate payment of the Second Stay Bonus to the end of such nine month period.

2. If, before January 1, 2008, (i) the Bank involuntarily terminates your employment for any reason other than “Cause” (as defined below), (ii) you die or suffer “Total Disability” (as defined below), or (iii) following a Change in Control of the Bank, you terminate your employment with the Bank for “Good Reason” (as defined below), you shall become entitled to receive a stay bonus, conditioned upon your (or your personal representative’s or beneficiary’s, if applicable) execution and delivery of the “Release Agreement” (as defined below), in the amount of (a) if your death, Total Disability or termination of employment occurs before January 1, 2007, the greater of $225,000 or the “Prorated Amount” (as defined below), or (b) if your death, Total Disability or termination of employment occurs on or after January 1, 2007, the Prorated Amount less $300,000. The

Mr. Craig Kolasinski

January 1, 2004

“Prorated Amount” means $450,000 multiplied by a fraction, (I) the numerator of which is the number of calendar months (or portion thereof) of Continuous Service that you have completed after the date of this letter agreement until your death, Total Disability or termination of employment, and (II) the denominator of which is 48. Any stay bonus to which you are entitled under this paragraph 2 shall be paid to you, in cash and in full, not later than the later of (i) eight calendar days after execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release Agreement, or (ii) the date on which such Release Agreement becomes effective.

3. Schedule I attached to this letter agreement shows the amount of payment (if any) you will receive under this letter agreement at various times through January 1, 2008 in the event of (a) your Continuous Service, (b) your termination with Cause, (c) your termination without Cause, death, Total Disability, or, after the occurrence of a Change in Control, your resignation with Good Reason, or (c) your resignation for any other reason.

4. For purposes of this letter agreement, the following capitalized terms shall have the following meanings:

(a) “Continuous Service” means your continuous full-time employment with the Bank from and after the date of this letter. Periods during which you are on a leave of absence approved by the Bank’s Chief Executive Officer and Compensation Committee shall be deemed to be periods of Continuous Service.

(b) “Cause” shall have the same meaning as set forth in that certain letter from the Bank to you dated November 1, 2003 concerning the First Bank of Beverly Hills, F.S.B. Change in Control Plan (the “Change in Control Plan”).

(c) “Change in Control” means (i) the acquisition by a person or group of more than 50% of the total fair market value or total voting power of the stock of the Bank or of a parent entity of the Bank in a transaction that is a “change in the ownership” of the Bank, within the meaning of Q&A-12 of IRS Notice 2005-1; provided, however, that acquisitions of stock of the Bank or of a parent entity of the Bank by persons who had filed Schedule 13D as of the date of this letter agreement shall be disregarded in determining whether there has been an acquisition by a person or group of more than 50% of the total fair market value or total voting power of the stock of the Bank or of a parent entity of the Bank, or (ii) a sale of substantially all of the assets of the Bank that is a “change in the ownership of a substantial portion” of the Bank’s assets within the meaning of Q&A-14 of IRS Notice 2005-1.

(i) “Good Reason” shall have the same meaning as set forth in the Change in Control Plan.

(d) “Release Agreement” shall mean a release agreement substantially in the form of the Separation and General Release Agreement attached as Exhibit A to the Change in Control Plan, except that such Separation and General Release Agreement shall refer to this letter agreement rather than to the Change in Control Plan.

Mr. Craig Kolasinski

January 1, 2004

(e) “Total Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Bank by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

5. Except as expressly set forth in this letter agreement, you will not be entitled to receive any bonus or compensation under this letter agreement. For example, and not by way of limitation, you will not be entitled to receive any bonus or compensation under this letter agreement if you voluntarily leave your employment with the Bank at any time before the occurrence of a Change in Control, if you voluntarily terminate your employment with the Bank within nine months after the occurrence of a Change in Control without Good Reason, or if the Bank terminates your employment for Cause at any time. Any amounts payable under this letter agreement shall be in addition to any amounts to which you may become entitled under the Change in Control Plan. In no event shall the aggregate amount of payments made to you under this letter agreement be more than $450,000.

6. You shall have the right, at any time, to designate your beneficiary (primary as well as contingent) to receive amounts payable under this letter agreement in the event of your death before payment. The beneficiary designated under this letter agreement may be the same as or different from the beneficiary designation under any other employee benefit plan of the Bank or any of its affiliates in which you participate. You shall designate your beneficiary by making a written, signed designation, and returning it to the Bank. You shall have the right to change the beneficiary by delivering to the Bank a new written and signed designation. Where required by law or determined by the Bank, in its sole and absolute discretion, if you name someone other than your spouse as beneficiary, a spousal consent, in a form designated by the Bank, must be signed by your spouse and returned to the Bank. Upon the making of a new beneficiary designation, all prior beneficiary designations shall be cancelled. The Bank shall be entitled to rely on the last beneficiary designation signed by you and delivered to the Bank before your death. If you fail to designate a beneficiary as provided in this paragraph 6, or of all the designated beneficiaries predecease you, then your designated beneficiary shall be your surviving spouse. If you have no surviving spouse, the amounts payable under this letter agreement shall be paid to your issue upon the principle of representation, or, if there is no such issue, to your estate. If the Bank has any doubt as to the proper beneficiary to receive payments under this letter agreement, the Bank shall have the right, exercisable in its sole and absolute discretion, to suspend payment until such matter is resolved to the Bank’s satisfaction. Your beneficiary designation shall be deemed automatically revoked if you name your spouse as beneficiary and your marriage is later dissolved or your spouse dies.

Mr. Craig Kolasinski

January 1, 2004

7. The obligation of the Bank to pay you any amounts under this letter agreement is conditioned upon approval of this letter agreement or the payment of such amounts (or upon review of this letter agreement or of the payment of such amounts, and failure to object thereto) by the OTS, the FDIC, or any other governmental agency having jurisdiction over the Bank, to the extent such approval (or review) is required by applicable laws or regulations.

8. This letter agreement does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Bank, nor does it impose on the Bank any obligation to retain you in your present or any other position, nor does it change the status of your employment as an employee at will. Nothing in this letter agreement shall in any way affect the right of the Bank in its absolute discretion to change or reduce your compensation at any time, or to change at any time one or more benefit plans, including but not limited to any pension plans, severance plans, dental plans, health care plans, savings plans, bonus plans, vacation day plans, total disability plans, and the like.

9. The laws of the State of California shall be the controlling law in all matters relating to this letter agreement, regardless of the choice-of-law rules of the State of California or any other jurisdiction. No term or provision of this letter agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this letter agreement and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this letter agreement shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law. If a provision of this letter agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this letter agreement and this letter agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

10. Arbitration in accordance with the terms and provisions of Article VI of the Change in Control Plan shall be the exclusive remedy for resolving any dispute or controversy between you and the Bank relating to or arising out of this letter agreement.

11. Your rights or interests under this letter agreement shall not be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

Mr. Craig Kolasinski

January 1, 2004

This letter agreement is being furnished to you in duplicate. If this letter agreement correctly expresses your understanding of our agreement, please sign one duplicate original in the space provided below and return it to me.

Sincerely yours,

By:
Joseph W. Kiley III
Chief Executive Officer and President

ACCEPTED AND AGREED TO:

By:
Craig Kolasinski